Exhibit 24.1
POWER OF ATTORNEY
We, the undersigned members of the Board of Directors of Delta Apparel, Inc. (the “Company”), hereby severally appoint Robert H. Humphreys, Deborah H. Merrill, and Martha M. Watson, and each of them singly, our true and lawful attorneys with the full power of substitution, to do any and all acts and things and execute any and all instruments which said attorneys and agents, or any of them, may deem necessary or advisable or which may be required to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations, or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 relating to the Delta Apparel, Inc. 2010 Stock Plan, including specifically but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned, in his or her capacity as a director of the Company, any such Form S-8 and any and all amendments and supplements thereto and any other instruments or documents filed as a part of or in connection therewith, and each of the undersigned hereby ratify and confirm all that said attorneys and agents or any of them may do or cause to be done by virtue hereof.

/s/ James A. Cochran James A. Cochran	Director	January 19, 2011

/s Sam P. Cortez Sam P. Cortez	Director	January 19, 2011

/s/ William F. Garrett William F. Garrett	Director	January 19, 2011

/s/ Elizabeth J. Gatewood Elizabeth J. Gatewood	Director	January 19, 2011

/s/ G. Jay Gogue G. Jay Gogue	Director	January 19, 2011

/s/ Robert W. Humphreys Robert W. Humphreys	Director	January 19, 2011

/s/ A. Max Lennon A. Max Lennon	Director	January 19, 2011

/s/ E. Erwin Maddrey, II E. Erwin Maddrey, II	Director	January 19, 2011

/s David T. Peterson David T. Peterson	Director	January 19, 2011

/s Robert E. Staton, Sr. Robert E. Staton, Sr.	Director	January 19, 2011